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                                                                     Exhibit 5.1



                              July 2, 1997



Harcourt General, Inc.
27 Boylston Street
Chestnut Hill, Massachusetts 02167

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of debt securities (the "Debt Securities") of Harcourt General, Inc., a Delaware corporation (the "Company"), that may be offered and sold by the Company.

         The Registration Statement registers the offer and sale of Debt Securities having an aggregate public offering price of up to $550 million and as a result of constituting Post-Effective Amendment No. 1 to Registration Statement No. 33-46148 (the "Prior Registration Statement"), permits the offer and sale of additional debt securities having an aggregate public offering price of up to an additional $200 million in respect of unsold debt securities previously registered under the Prior Registration Statement. The Debt Securities are to be issued under an Indenture dated as of April 23, 1992 (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). Certain terms of the Debt Securities remain to be fixed in accordance with the resolutions of the Board of Directors of the Company.

         We have acted as counsel for the Company in connection with the proposed issue and sale of the Debt Securities, and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

         Based upon the foregoing, we are of the opinion that:

         When the definitive terms of each Debt Security have been determined and approved by authorized officers of the Company in accordance with the Indenture and the due authorization thereof by the Board of Directors of the Company, and such Debt Security has been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, then, assuming that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee thereunder and is the valid and binding obligation of the Company, such Debt Security will be the valid and legally binding obligation of the Company and will be entitled to the benefits of the Indenture, subject to
(i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

         We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in each related prospectus supplement under the caption "Legal Opinion."

         It is understood that this opinion is to be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.

                                          Very truly yours,


                                          /s/ Ropes & Gray
                                          --------------------------
                                          Ropes & Gray